PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of the 28th day of June, 2012, is made by and between Sequential Brands Group, Inc., a Delaware corporation (“Seller”), and Westlife Distribution USA, LLC, a California limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller owns and operates a business that involves the sale of apparel and accessories and the development and licensing of intellectual property rights in the consumer product brand known as “Matix” (the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of its assets relating to the Business on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

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AGREEMENT

SECTION I

PURCHASE AND SALE OF THE ASSETS

Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained:

(a)          Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Purchaser shall purchase, acquire, and accept from Seller, and Seller shall sell, transfer, assign, convey, and deliver to Purchaser, all of Seller’s right, title, and interest in, to, and under the Assets (as defined below), except for the Excluded Assets (as defined below), and the goodwill of the Business associated therewith. “Assets” shall mean the following assets of Seller (but excluding the Excluded Assets) as of the Closing Date solely to the extent related to the Business:

(i)          All of Seller’s right, title and interest in and to all registered or unregistered trade names, trademarks, service marks, service names, brand names, trade dress rights, designs, logos, product names, and slogans, whether owned, leased or licensed, and including any common law rights, all registrations and applications therefore, all internet domain names (including registrations, licenses and applications pertaining thereto), including, but not limited to, those identified on Schedule A(1) hereto, together with all goodwill associated therewith, worldwide (collectively, the “Trademarks”);

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(ii)         All of Seller’s right, title and interest in and to general intangibles, designs, processes, drawings, schematics, blueprints, registered and unregistered statutory and common law copyrights and copyright applications, inventions, discoveries (whether or not patentable and whether or not reduced to practice), processes, formulae, know-how, mask works, net lists, trade secrets, patents, patent applications, invention disclosure, and other rights of invention, worldwide, including, but not limited to, any additions, provisionals, continuations, divisionals, continuations-in-part, continued prosecution applications, reissue of patent applications and patents issuing thereon, and re-examination of patents or applications thereof or any other applications or patents claiming benefit of the filing date of any such application or patent or, registrations, applications for registrations and any term extension or other action by a governmental body which provides rights beyond the original expiration date of any of the foregoing, and other proprietary information, including, but not limited to, the registered copyrights, patents and copyright and patent applications identified on Schedule A(2) hereto (collectively with the Trademarks, the “Intangible Property Rights”);

(iii)         The inventory, wherever located, which is owned by Seller as of the Closing Date (defined below), including, without limitation, the items set forth in Schedule A(3) and all finished goods, goods in transit, work in process, raw materials, parts, and all other materials and supplies that could be used or consumed in the production of goods, together with all rights of Seller against suppliers of inventory, including without limitation the right of Seller to receive refunds or rebates in connection with its purchase of such inventory, and any and all prepaid deposits for inventory (the "Inventory");

(iv)        All accounts, accounts receivable, notes receivable, chattel paper, documents (including without limitation, any undeposited checks or bills as of the Closing Date, whether received or in transit, current or non-current), all causes of action specifically pertaining to the collection of the foregoing, in each case to the extent arising exclusively out of the operation of the Business, and all other receivables of any type or nature of Seller including, but not limited to, the items set forth in Schedule A(5) and all accounts receivable arising from bona fide transactions for the sale of inventory or arising out of licenses or earned royalties entered in good faith, involving existing products of Seller (“Accounts Receivable”) entered into in the ordinary course of business;

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(v)         Any and all causes of action, claims, suits, proceedings, judgments and demands, of any nature, of or held by Seller against any third parties related to Seller’s Assets transferred to Purchaser hereunder, including, but not limited to, those lawsuits set forth on Schedule A(6) hereto;

(vi)         All goodwill associated with the Business and the Assets, including, without limitation, all goodwill associated with the Intangible Property Rights;

(vii)        All rights of Seller in and to (1) all ERP data related to the Business, including but not limited to, all sales orders and purchase orders; (2) the customer and client lists, vendor lists, catalogues, data relating to vendors, promotion lists and marketing data and other compilations of names and requirements related to the Business; (2) telephone numbers, internet addresses, social and linked media account information and web sites related to the Business; and (3) other material information related to the Business, including, but not limited to, those identified on Schedule A(1) attached hereto and incorporated herein by this reference; and

(viii)       To the extent assignable under applicable law, all rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations used in or relating to the Business or the Assets.

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(b)         Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets shall be limited to the items specifically identified or described in Section I(a) above and shall not include any other rights, claims, assets, interests, or property of Seller whatsoever (such excluded assets, the “Excluded Assets”). By way of illustration and not of limitation, none of the following assets, properties, rights, or interests of Seller shall be deemed Assets hereunder:

(i)           All cash, cash deposits or cash equivalents held by Seller at the time of the Closing.

(ii)          Any asset or property of Seller that Purchaser elects not to acquire, as identified in Schedule B (which will be delivered by Purchaser at Closing) and incorporated herein by this reference.

(iii)        All tax refunds due and owing to Seller as of Closing for tax periods ending on or before Closing, all insurance refunds, utility deposits, unused retainer payments, and all similar assets or properties of Seller that are not expressly included among the Assets to be transferred to Purchaser.

(iv)         Corporate minute books, and other books and records that do not relate to the Assets.

(v)          All bank accounts and investment accounts of Seller.

(vi)         All insurance policies of Seller that do not relate to any Assets purchased by Purchaser hereunder and all rights, claims and refunds thereunder.

(vii)        All rights of Seller under this Agreement.

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(ix)        All assets owned by Seller that are unrelated to the ownership or operation of the Seller’s Business or the Assets, or are otherwise not Assets.

(x)         All causes of action, claims, demands, rights, creditors, and privileges of Seller against third parties relating to Excluded Assets and Excluded Liabilities.

(xi)        All rights of Seller under that certain Purchase and Sale Agreement, dated June 18, 2012, by and between Seller and DVS Shoe Co., Inc.

(c)          Assumed Obligations. On the Closing Date, Purchaser shall assume from Seller and shall pay, perform, discharge, or otherwise satisfy, when due, the following liabilities, responsibilities, obligations, costs, and expenses of Seller (collectively, the “Assumed Obligations”) (without limiting the generality of the foregoing, the assumption by Purchaser of the Assumed Obligations shall not create any third party beneficiary rights, nor shall Purchaser be deemed a successor to Seller in respect of any liability not explicitly assumed hereunder):

(i)          All sales tax obligations of Seller relating to the Assets;

(iii)        All sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), if any;

(iii)        All obligations relating to amounts required to be paid by Purchaser hereunder; and

(iv)        All other obligations with respect to the Assets arising after Closing.

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(d)          Liabilities Not Being Assumed. Except for the Assumed Obligations or as otherwise expressly set forth in this Agreement, or in any document, instrument or agreement executed or entered into by Purchaser pursuant hereto or contemporaneously herewith, Purchaser shall not assume, and shall have no responsibility with respect to, any and all liabilities or obligations of Seller, known or unknown, absolute or contingent, accrued or unaccrued, whether due or to become due.

(e)          Allocation. The Purchase Price (defined below) shall be allocated as set forth in a document to be delivered by Purchaser within 30 days following Closing and attached promptly hereto following the Closing. Purchaser agrees to file Internal Revenue Service Form 8594 which shall be prepared in accordance with the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

SECTION II

CONSIDERATION

The aggregate consideration for the sale and transfer of the Assets shall be $2,950,000.00, (the “Purchase Price”), which is payable and deliverable at Closing in accordance with Section VII(b)(i)(A). The Purchase Price shall consist of $2,950,000.00 payable in cash (the “Cash Payment”), and Transfer Taxes, assumption by Purchaser of Assumed Obligations, and the other consideration provided by Purchaser pursuant to this Agreement.

SECTION III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that statements contained in this Section III are correct and complete as of the date of this Agreement.

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(a)          Organization and Qualification. Seller is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to own its properties. Seller has full corporate power and authority, and all necessary approvals, permits, licenses and authorizations to consummate the transactions contemplated under this Agreement.

(b)          Authority/Enforceability. The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate actions. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms. The Bill of Sale, defined below, when executed and delivered at Closing, and assuming due and proper execution by Purchaser, constitutes a valid and legal binding obligation of Seller, enforceable against it in accordance with its terms.

(c)          Accounts Receivable. To Seller’s knowledge, Schedule A(5) sets forth a true, complete and correct list of Accounts Receivable.

(d)          Title to Assets. Seller has good and marketable title to all of the Assets, except for those liens and encumbrances and the lease agreements disclosed on Schedule C, if any.

(e)          Inventory. To Seller’s knowledge, Schedule A(3) sets forth a true, complete and correct list of Inventory. To Seller’s knowledge, the Inventory consists only of items of a quality and quantity usable or saleable in the ordinary course of business, and within a reasonable period of time. To Seller’s knowledge, (i) except as may otherwise be set forth on Schedule C hereto, Seller has good and marketable title to the Inventory free and clear of all liens, claims, encumbrances or liabilities (collectively, “Liens”), and (ii) Schedule D contains a complete list of the addresses of all warehouses and other facilities in which any material portion of the Inventory is located.

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(f)          Intellectual Property. All Intellectual Property Rights used in the Business is owned by Seller, or licensed to Seller by a non-subsidiary third party. To Seller’s knowledge, Intellectual Property Rights do not violate any license or infringe upon any intellectual property rights of any person or entity, and is not subject to any inbound license from, outbound license to, or other interest of any third party that would in any way affect Purchaser’s ability to use such intellectual property freely and without restriction. Seller has not received any communication alleging that Seller has violated or, by conducting its business as currently conducted or proposed to be conducted, would violate any of the intellectual property rights of any person or entity. To Seller’s knowledge, Schedules A(1) and A(2) are true and accurate.

(g)          Further Warranties. Except as expressly set forth herein, the Assets are sold “As Is, Where Is”, and except for the representations and warranties set forth herein, no other representation or warranty is made or implied hereby, including a warranty of fitness for a particular purpose, a warranty of merchantability, or otherwise.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Section IV are correct and complete as of the date of this Agreement:

(a)          Organization. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California.

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(b)          Authorization of Transaction. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legal binding obligation of Purchaser, enforceable against it in accordance with its terms. Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)          Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its operating agreement, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is bound or to which any of its assets is subject.

(d)         Purchaser’s Investigation. Purchaser has made, or will make, such investigation as appropriate in connection with the decision to enter into this Agreement. Purchaser has had, or will have, the opportunity to inspect the Assets, visit with Seller and meet with Seller’s representatives to discuss the Business. Purchaser is relying on the results of such investigation and the advice of its own advisors and has not relied upon any statement or representation made by Seller or any director, officer, employee, agent, representative, attorney, accountant, or affiliate thereof, other than the covenants, representations and warranties of Seller set forth in this Agreement.

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(e)          Purchaser’s Financial Condition. As of the Closing, Purchaser will have cash and working capital available to Purchaser that will be sufficient to enable Purchaser to pay the Purchase Price and any other amounts required hereunder and to consummate the transaction contemplated hereby. Purchaser acknowledges that its obligations to consummate this Agreement and the transaction contemplated hereby are not subject to any financing contingency.

SECTION V

ADDITIONAL REPRESENTATIONS, WARRANTIES
AND COVENANTS OF SELLER AND PURCHASER

(a)          Post-Closing Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and/or effect the transfers contemplated hereunder, each of Seller and/or Purchaser will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as the other may request, all at the sole cost and expense of the requesting party, so long as such documents do not increase the liability or risk of liability of the party of whom action is requested. Seller shall also take all reasonable and necessary actions to cooperate with Purchaser to execute any trademark registration specific assignment documents to establish title in Purchaser’s name with the applicable trademark offices; provided, however, that Seller shall not be responsible for any costs, fees or expenses incurred by Purchaser in connection with the preparation, execution or recordation of any such trademark registration specific assignment documents, or any other specific assignment documents relating to the Trademarks or the Intangible Property Rights. For the avoidance of doubt, Seller shall make all reasonable efforts to secure the transfer of the Trademarks and the Intangible Property Rights to itself within thirty (30) days after the Closing, and Seller shall bear its own costs, fees, and expenses incurred by Seller in connection with the transfer of the Trademarks and Intangible Property Rights to Seller. Any and all payment against Accounts Receivable received by Seller after the Closing shall immediately be delivered to Purchaser. Notwithstanding the foregoing, Seller shall have no obligation to provide to Purchaser any cooperation after ninety (90) days after the Closing.

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(b)          Conduct of Business. Upon mutual execution of this Agreement, Seller shall not (a) sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Assets, or any interests therein, other than in the ordinary course of business; or (b) fail to fulfill 10 percent or greater of Seller’s pre-Closing orders in a timely manner.

(c)          Access and Information. Seller shall afford to Purchaser and Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access, during normal business hours and without material disruption to the Business, throughout the period prior to the Closing, to all of Seller’s books, records, properties, offices and personnel which relate to the Business and the Assets, including but not limited to the Accounts Receivable, and during such period, shall furnish as promptly as practicable to Purchaser all other information as Purchaser may reasonably request in furtherance of the transactions contemplated in this Agreement. For a period of thirty (30) days following the Closing Date (the “Post-Closing Access Period”), Seller shall afford to Purchaser reasonable access during normal business hours and without material disruption to the business to all its books and records which relate to the Accounts Receivable. During such Post-Closing Access Period, Purchaser may copy any books and records which relate to the Accounts Receivable, at Purchaser’s sole expense, upon reasonable request to Seller.

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(d)          Seller’s Employees. Purchaser may, but shall have no obligation to, offer employment to any or all of Seller’s employees who are employed by Seller in the Business as of the date of this Agreement (the “Employees”) on any terms that Purchaser and such Employees deem mutually acceptable. Prior to the Closing, Purchaser shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Purchaser after the Closing and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Purchaser shall not be obligated to hire any Employee unless an offer of employment is made to, and accepted by, such Employee; in addition, Purchaser shall have no obligation to hire any Employees of Seller after the Closing. It is expressly agreed and understood that neither Purchaser nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees. All of Seller’s present or former employees which Purchaser elects to hire, if any, shall be deemed to constitute “new hires” of Purchaser.

(e)          Notice Regarding Failure to Fulfill Condition Precedent. Prior to the Closing Date, Purchaser shall deliver a notice to Seller setting forth either (i) that Purchaser currently has no actual knowledge of any condition precedent to the obligations of Purchaser to consummate the purchase of the Assets which has not been fulfilled as of such date other than such conditions which are not to be fulfilled until after such date or (ii) the conditions precedent to the obligations of Purchaser to consummate the purchase of the Assets which were required to be fulfilled, but which have not been fulfilled, as of such date.

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(f)          Proration. Purchaser shall pay timely, from and after the Closing Date, all Assumed Obligations and Purchaser’s portion, prorated as of the Closing Date, of state and local taxes and fees assessed against the Assets, utility costs, charges and expenses and all other costs, charges and expenses affecting the Assets arising from and after the Closing.

(g)          Further Assurances. Seller shall take any and all actions as are necessary or appropriate to effect the transfers of Assets to Purchaser contemplated by this Agreement, including, without limitation, executing assignments of intellectual property in recordable forms.

SECTION VI

CONDITIONS PRECEDENT

(a)          Conditions Precedent to the Obligation of Purchaser. The obligation of Purchaser to consummate the purchase of the Assets from Seller shall be subject to the fulfillment, or the written waiver by Purchaser, at or prior to the Closing, of each of the following conditions precedent:

(i)          Representations and Warranties. The representations and warranties made by Seller in this Agreement and in the Schedules hereto shall have been true and correct on the date hereof, and shall also be true and correct at and as of the Closing Date with the same force and effect as if made again at and as of that time.

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(ii)          Absence of Material Litigation. There shall be (A) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Purchaser, that seeks to enjoin the consummation of any aspect of this Agreement, (B) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order, and (C) no pending or overtly threatened litigation, which has had or is expected to have a material adverse affect on the Business or the Assets.

(iii)         Performance of Obligations. Seller shall have performed and complied with all of its covenants required by this Agreement to have been performed on or prior to the Closing.

(iv)         Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained by Seller.

(v)          Delivery of Additional Instruments. On the Closing Date, unless waived in writing by Purchaser, Seller shall deliver, or cause to be delivered to Purchaser, the documents and instruments referenced in Section VII(b)(ii) in form and substance reasonably satisfactory to Purchaser and its counsel.

(b)          Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the sale of the Assets to Purchaser shall be subject to the fulfillment, or the waiver by Seller, at or prior to the Closing, of each of the following conditions precedent:

(i)           Representations and Warranties. The representations and warranties made by Purchaser in this Agreement hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

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(ii)          Absence of Material Litigation. There shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against Seller or Purchaser that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, and (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder or any proceedings pending which are reasonably likely to result in the issuance of such an order.

(iii)          Performance of Obligations. Purchaser shall have performed and complied with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing, including, without limitation, payment of the Purchase Price.

(iv)          Delivery of Additional Instruments. On the Closing Date, unless waived in writing by Seller, Purchaser shall deliver, or cause to be delivered to Seller, the Purchase Price and the documents and instruments referenced in Section VII(b)(i), in form and substance reasonably acceptable to Seller and its counsel.

(c)          Waiver of Conditions. Any or all of the conditions contained herein may be waived in whole or in part by a prior writing executed and signed by the party on whose behalf such condition is included herein.

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SECTION VII

CLOSING AND DELIVERIES

(a)          Time and Place of Closing. The closing of the purchase and sale of the Assets as set forth herein (the “Closing”) shall be held at Seller’s offices. The Closing shall occur on June 29, 2012 (the “Closing Date”).

(b)          Deliveries.

(i)           At the Closing, Purchaser shall deliver to Seller the following:

(A)        A wire transfer for the cash portion of the Purchase Price, the application of which is subject to the terms set forth in Section II of this Agreement.

(B)        The Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale”) duly executed by Purchaser; and

(C)         Such certificates, instruments and other documents, in form and substance satisfactory to Seller and its counsel, as Seller shall have reasonably requested in connection with the transactions contemplated hereby.

(ii)          At the Closing, Seller shall deliver to Purchaser, as a condition to Closing, the following:

(A)         The Bill of Sale duly executed by Seller and such other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in Purchaser title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all Liens whatsoever, in form and substance reasonably acceptable to Seller, Purchaser, and each party’s respective counsel;

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(B)         The Trademark Assignment Agreement in the form attached hereto as Exhibit B duly executed by Seller;

(C)         The Patent Assignment Agreement in the form attached hereto as Exhibit C duly executed by Seller;

(D)         The Copyright Assignment Agreement in the form attached hereto as Exhibit D duly executed by Seller; and

(E)         Such certificates, instruments and other documents, in form and substance reasonably acceptable to Purchaser and its counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

SECTION VIII

BROKERS AND FINDERS

(a)          Seller’s Obligation. Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation engaged by Seller in connection with this Agreement and the transactions contemplated hereby, and Seller hereby agrees to indemnify and hold Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

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(b)          Purchaser’s Obligation. Seller shall not have any obligation to pay any fee or other compensation to any person, firm or corporation engaged by Purchaser in connection with this Agreement and the transactions contemplated hereby, and Purchaser hereby agrees to indemnify and hold Seller harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

SECTION IX

TERMINATION

(a)          This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing:

(i)           by Purchaser or Seller, if the Closing shall not have occurred by July 29, 2012 (the “Outside Date”); provided, that if the Closing shall not have occurred on or before the Outside Date due to a breach of any material representations, warranties, covenants or agreements contained in this Agreement by a party hereto, then such party may not terminate this Agreement pursuant to this Section IX(a)(i);

(ii)          by Seller and Purchaser by mutual written consent;

(iii)         (A) by Purchaser, in the event of a material breach by Seller of its obligations hereunder; provided, that Purchaser shall not have the right to terminate this Agreement under this Section IX(a)(iii)(A) at a time when Purchaser is in material breach of its obligations under this Agreement, and (B) by Seller, in the event of a material breach by Purchaser of its obligations hereunder; provided, that Seller shall not have the right to terminate this Agreement under this Section IX(a)(iii)(B) at a time when Seller is in material breach of its obligations under this Agreement; or

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(iv)         by Purchaser or Seller, by written notice to the other party if there shall be in effect an order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b)          Procedure Upon Termination. In the event of a valid termination of this Agreement by Purchaser or Seller or both pursuant to Section IX(a) hereof, written notice thereof shall be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Purchaser or Seller. In addition, if this Agreement is terminated as provided herein:

(i)           Each party will return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, provided that each party may retain such materials as required for compliance purposes;

(ii)          All information of a confidential nature received by any party hereto with respect to the business of any other party shall continue to be subject to the terms of any confidentiality or nondisclosure agreement entered into by the parties hereto;

(iii)         The respective obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination, except to the extent otherwise provided herein; and

(iv)         Seller shall immediately return to Purchaser any and all funds received from Purchaser to which Purchaser is entitled, subject to the terms of this Agreement.

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SECTION X

MISCELLANEOUS

(a) Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

If to Seller, addressed as follows:

Colin Dyne
Sequential Brands Group, Inc.
17383 Sunset Blvd.
Building A, Suite 310
Pacific Palisades, CA 90272
Fax: ___________________

with a copy to:

Van C. Durrer II
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, CA 90071
Fax: (213) 621-5200

If to Purchaser, addressed as follows:

Westlife Distribution USA, LLC
227 E. Compton Blvd.
Los Angeles, CA 90248
Attention: Doug Sumi
E-Mail: doug@westlifedistribution.com

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with a copy to:

Joe Hayashi, Esq.
Fortis General Counsel, LLP
120 Vantis
Suite 440
Aliso Viejo, CA 92656
E-Mail: jhayashi@fortisgc.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery if hand delivered or faxed, one business day after the date of mailing by overnight courier, and two business days after the date of mailing by certified mail.

(b)          Survival of Representations. Each representation and warranty of Seller and Purchaser contained in this Agreement shall expire immediately following the Closing.

(c)          Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

(d)          Expenses. Each of the parties hereto shall bear such party’s own expenses in connection with this Agreement and the transactions contemplated hereby except as expressly provided herein.

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(e)          Dispute Resolution. Each of the parties to this Agreement agrees to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Central District of California sitting in Orange County and appellate court thereof, for the resolution of any claim or dispute which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)           Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

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(g)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of Seller and Purchaser.

(h)         Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of California, without regard to conflict of laws principles.

(i)         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

PURCHASER:	WESTLIFE DISTRIBUTION USA, LLC

	By:	/s/ Douglas Sumi
	Name:	Douglas Sumi
	Title:	CFO/COO

SELLER:	SEQUENTIAL BRANDS GROUP, INC.

	By:	/s/ Colin Dyne
Colin Dyne
Chief Executive Officer

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Attachments:

Schedule A(1): Trademarks

Schedule A(2): Intangible Property Rights

Schedule A(3): Inventory List

Schedule A(4): Intentionally Omitted

Schedule A(5): Accounts Receivable

Schedule A(6): Claims and Causes of Action

Schedule B: Excluded Assets Election

Schedule C: Permitted Liens and Encumbrances

Schedule D: Inventory Location

Exhibit A: Bill of Sale

Exhibit B: Trademark Assignment Agreement

Exhibit C: Patent Assignment Agreement

Exhibit D: Copyright Assignment Agreement

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